Exhibit 8.1

List of Subsidiaries of Cnova N.V.

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Ownership Interest

Cnova Finança B.V.	The Netherlands	100%

3W Santé SAS	France	91.95%

3W SAS	France	99.40%

C Distribution (Thailand) Ltd	Thailand	41.92%

CD Africa SAS	France	84.84%

Cdiscount Afrique S.A.S.	France	99.81%

Cdiscount Colombia S.A.S.	Colombia	50.94%

Cdiscount Cote d’Ivoire SAS	Ivory Coast	84.84%

Cdicount Cameroun SAS	Cameroon	84.84%

Cdiscount Group S.A.S.	France	99.81%

Cdiscount International BV	The Netherlands	99.81%

Cdiscount SA	France	99.40%

Cdiscount Senegal SAS	Senegal	84.84%

C-Discount Vietnam Co Ltd	Vietnam	47.91%

Cdiscount Voyages SAS	France	99.40

C-Distribution Asia Pte. Ltd	Singapore	59.89%

CLatam SA	Uruguay	69.87%

Cnova Comércio Eletrônico S.A. (“Nova OpCo”)	Brazil	100%

Cnova France SAS	France	100%

ECDISCOC COMERCIALIZADORA S.A.	Ecuador	69.91%

E-Cavi Ltd	Hong Kong	47.91%

E-Hub Consultoria, Participações e Comércio. S.A.	Brazil	100%

E-Trend SAS	France	99.81%

Financière MSR SAS	France	99.81%

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Ownership Interest

Moncorner SAS (f/k/a Anapold SAS)	France	99.40%

Moncornerdeco.com SAS	France	75.33%

Nova Experiência Pontocom S.A	Brazil	100%

Cdiscount Panama S.A.	Panama	69.87%